PS26-008 Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. POLESTAR 3 FOOTPRINT CONSOLIDATION AGREEMENT Volvo Car Corporation and Polestar Performance AB Consolidation of manufacturing footprint and related matters

2 This Polestar 3 Footprint Consolidation Agreement (the “Agreement”) is made between: Volvo Car Corporation, Reg. No. 556074-3089, a limited liability company incorporated under the laws of Sweden (“Volvo Cars”), and Polestar Performance AB, Reg. No. 556653-3096, a limited liability company incorporated under the laws of Sweden (“Polestar”). hereinafter individually referred to as a “Party” and collectively as the “Parties”. This Agreement is entered into on the date this Agreement is signed by the last Party to sign it, as indicated by the date associated with that Party’s signature (the “Effective Date”). BACKGROUND A. Volvo Cars and Polestar have entered into a License, License Assignment and Service Agreement (PS19-022) and a License Agreement (PS19-030) with Polestar’s subsidiary Polestar Automotive China Distribution Co. Ltd (following an amendment and restatement agreement (PS22-006)), both dated 30 June 2019 (the “Development Agreements”). Under the Development Agreements, the Parties agreed that Volvo Cars shall develop the Polestar 3 vehicle (project name [***]) for Polestar. B. One of Volvo Cars’ subsidiaries in China, Zhongjia Automobile Manufacturing (Chengdu) Co. LTD (“Zhongjia”), has entered into a [***] Manufacturing Agreement (Export) (PS22-050, dated 8 January 2024) with Polestar. Further, Zhongjia and Zhejiang Haoqing Automobile Manufacturing Co. Ltd Chengdu Branch (“Haoqing”) – a subsidiary of Zhejiang Geely Holding Group Co., Ltd., Volvo Cars’ parent company – have entered into a [***] Manufacturing Agreement (Domestic) (PS22-049, dated 8 January 2024) with Polestar Automotive China Distribution Co. Ltd (“Polestar China”). Pursuant to these agreements Zhongjia manufactures, assembles and sells the Polestar 3 vehicles from Volvo Cars’ plant in Chengdu, China (“Chengdu Plant”) to Polestar and Polestar China (the “Chengdu Manufacturing Agreements”). C. Further, one of Volvo Cars’ subsidiaries in the USA, Volvo Cars USA LLC, has entered into a [***] Manufacturing Agreement (PS22-052, dated 6 September 2024) with Polestar, pursuant to which Volvo Cars USA LLC manufactures, assembles and sells Polestar 3 vehicles from Volvo Cars’ plant in Charleston, USA (“Charleston Plant”) to Polestar (the "Charleston Manufacturing Agreement”). D. The Parties have been in discussions around the manufacturing footprint of the Polestar 3 and have agreed that the existing dual footprint in the Chengdu Plant and the Charleston Plant is no longer an optimal commercial set-up for either Party. With the objective of supporting and ensuring the commercial viability and sustainability of the manufacturing footprint, the Parties have thus agreed to cooperate around concentrating the manufacturing footprint to the Charleston Plant and to establish that plant as the global Polestar 3 manufacturing plant (excluding the China domestic market) as further detailed in Section 1 below and subject to the other terms and conditions of this Agreement E. Considering the consolidation actions to be taken by Volvo Cars for moving the footprint to Charleston, the Parties have simultaneously agreed to resolve certain outstanding issues related to [***] of the Polestar 3 as further outlined in Section 2 below.

3 F. Polestar [***]. As set out in Section 3 below, the Parties have agreed to [***]in accordance with the terms of this Agreement. G. The Parties have each obtained third-party fairness/commercial reasonableness opinions that support the terms of this Agreement. H. On the basis of the above, the Parties have reached the following agreement. 1. CONSOLIDATION OF FOOTPRINT TO CHARLESTON PLANT 1.1 General Subject to the terms and conditions of this Agreement, the Parties agree to consolidate the global manufacturing (excluding the China domestic market) of the Polestar 3 to the Charleston Plant. 1.1.1 This Agreement has been implemented by procuring that new agreements have been entered into and/or by procuring that existing agreements have been amended, extended and/or prolonged as further detailed in Section 1.2 below. 1.1.2 Further details of the amount applicable to any action items in Section 1.2 below are set out in Appendix 1. 1.2 Required actions 1.2.1 Minimum reserved volume commitment obligation in the Chengdu Manufacturing Agreements 1.2.1.1 The Chengdu Manufacturing Agreements’ Sections 18.4 and 18.5 provide for certain financial obligations regarding Common Equipment (as defined in the Chengdu Manufacturing Agreement) for Polestar towards Zhongjia and Haoqing if Polestar would [***]. 1.2.1.2 [***] 1.2.2 Compensation obligation for Common Type Bound Tooling and Equipment (SPA2) in the Chengdu Plant 1.2.2.1 The Chengdu Manufacturing Agreements’ Sections 18.4 and 18.5 provide for certain financial obligations for Polestar towards Zhongjia and Haoqing regarding investments in Common Type Bound Tooling and Equipment (SPA2) (as defined in the Chengdu Manufacturing Agreements) [***]. 1.2.2.2 [***] 1.2.3 Compensation obligation for wind down costs in the Chengdu Plant 1.2.3.1 The Chengdu Manufacturing Agreements’ Section18.4 provide for certain financial obligations for Polestar towards Zhongjia and Haoqing regarding wind down cost in the Chengdu Plant [***] included in the wind down cost are cost for redundancies in

4

personnel, dismantling/tear-down of Polestar Unique Type Bound Tooling and Equipment (as defined in the Chengdu Manufacturing Agreement), obsolete material and logistics.

1.2.3.2 The Parties agree that [***] under the Chengdu Manufacturing Agreements related to such [***] the principles agreed in Appendix 1.

1.2.4 <u>Financial true up of undelivered Polestar 3 technical content under the Development Agreements</u>

Certain technical content of the Polestar 3vehicle (listed in Appendix 2), that was part of the Development Agreements, has not been delivered to Polestar by Volvo Cars. The Parties have agreed to void Volvo Cars' obligation to deliver and Polestar's obligation to pay for this technical content. All deliveries of technical content of the Polestar 3 vehicle under the Development Agreements are considered to have been paid in full by Polestar and fully fulfilled by Volvo Cars except for the technical content of the Polestar 3 vehicle listed in Appendix 3, which shall still be delivered.

1.2.5 <u>Volvo Cars [***]</u>

As a result of the [***]of the Polestar 3 vehicle in the Chengdu Plant, the Parties expect that [***] ordered by Volvo Cars. Pursuant to Section 12 of the Outsourcing Framework Agreement (PS22-048) between Volvo Cars and Polestar, Polestar is obliged to pay its share [***].

1.2.6 <u>Royalty-based model for model year updates and change management activities for the Polestar 3 vehicle</u>

1.2.6.1 Previous model year updates and change management activities for the Polestar 3 vehicles have been based on a [***] model. As a part of this Agreement, the Parties have now agreed that the model year updates for model years [***] shall be made based on a [***] and that Polestar shall pay Volvo Cars a [***] fee for change management and model years

1.2.6.2 The Parties acknowledge that the [***] fee shall be implemented by the conclusion of P519 Model Year License, License Assignment and Service Agreement [***] (PS26-009) and P519 Change Management Agreement (PS23-018).

1.2.6.3 The Parties agree to discuss in good faith the pricing model for model year updates and change management activities from [***].

1.2.7 <u>Reduction and confirmation of the [***] obligation in the Charleston Manufacturing Agreement [***]</u>

Volvo Cars has procured that its subsidiary Volvo Car US LLC has adjusted the Charleston Manufacturing Agreement Sections 18.4 and 18.5 and its Exhibit 2, Sections 1.2.2 and 1.2.3 to [***].

1.2.8 <u>Capacity increase request in the Charleston Plant is [***]</u>

The investments made to achieve the capacity increase needed for the Polestar 3 vehicle in the Charleston Plant (the CIR SPA2 Investment, as defined in the Charleston Manufacturing Agreement) [***] Volvo Cars has procured that its subsidiary Volvo Car US LLC has adjusted the Charleston Manufacturing Agreement Sections 18.4 and 18.5 and its Exhibit 2, Sections 1.2.2 and 1.2.3 [***] Polestar is to pay [***] through the transfer

5 price of the Polestar 3 vehicle under the Charleston Manufacturing Agreement during the period [***]. 2. FURTHER COST ACTIONS, EXPENDITURES AND INVESTMENTS 2.1 In addition to and outside the scope of what has already been regulated in Section 1 above, the Parties have also agreed to undertake further actions and investments to secure a sustainable footprint in the Charleston Plant as further detailed in this Section 2 as well as in Appendix 1. 2.2 [***] labour and overhead cost 2.2.1 Volvo Cars shall procure that its subsidiary Volvo Car US LLC [***] the labour and overhead cost charged through the transfer price of the Polestar 3 vehicles in the Charleston Plant [***] provided that Polestar: (i) commits to a Requested Volume (as defined in the Charleston Manufacturing Agreement) of at [***], (ii) commits to a Requested Volume (as defined in the Charleston Manufacturing Agreement) of [***] per calendar year during the period [***] in the Charleston Plant under the Charleston Manufacturing Agreement, and (iii) has allocated its production volumes of the Polestar 3 vehicle in accordance with Section 4.4. 2.2.2 For the avoidance of doubt, the [***] applies separately to each calendar year in which Polestar commits to the Requested Volume as set forth in (i) and (ii) above, and, where the commitment period under (i) is shorter than a full calendar year, such [***] applies only for that period. 2.3 [***] Polestar 3 vehicles 2.3.1 [***] As part of concentrating the Polestar 3 production to the Charleston Plant, Volvo Cars shall prepare the industrial value chain [***] in the Charleston Plant has to be prepared for [***] Polestar 3 vehicles as of [***]. 2.4 Terminating the User Right Fee Agreement for vendor tooling in the Charleston Plant Depreciation cost for type bound equipment and unique vendor tooling owned by Polestar is currently charged to the Charleston Plant and included in the transfer price of the Polestar 3 vehicles. The Parties shall procure that the User Right Fee Agreement (PS22- 054) is terminated, resulting in that such transfer of cost to Volvo Cars US LLC will cease. 2.5 Terminating the User Right Fee Agreement for vendor tooling in the Chengdu Plant Depreciation cost for type bound equipment and unique vendor tooling relating to the Polestar 3 vehicle owned by [***] is currently charged to the Chengdu Plant and included in the transfer price of the Polestar 3 vehicles. The Parties shall procure that the User Right

6 Fee Agreement (PS23-053) is terminated or amended to release Zhongjia as a party to the agreement, resulting in that such transfer of cost to Zhongjia will cease. [***]. 3. [***] 3.1 In consideration of the undertakings by Volvo Cars related to the consolidation of the footprint to the Charleston Plant, the Parties agree that this Agreement is entered into in [***]. 3.2 Polestar [***] 3.3 For the avoidance of doubt, Polestar’s [***] under Section 3.2 shall not include the below[***] as they would not be based on what has been [***] under Section 3.2: (a) [***] , (b) [***], (c) [***], (d) [***], (e) [***]. 4. VOLUME ALLOCATIONS 4.1 The Parties acknowledge that the transfer of Polestar 3 volumes from the Chengdu Plant to the Charleston Plant requires planning and administration. Therefore, the Parties agree that a transitional period shall apply for the transfer of these volumes. 4.2 The transitional period shall start on the Effective Date and shall end upon the earlier [***] 4.3 During the Transitional Period, Polestar’s volume commitments at the Charleston Plant shall require at least [***] Polestar 3 vehicles per week. 4.4 Following the expiry of the Transitional Period, Polestar shall allocate all its production volumes of the Polestar 3 vehicle to the Charleston Plant, such that the Charleston Plant is designated as the primary production site for the Polestar 3 vehicles intended for markets outside China. A prerequisite for the allocation of [***] Polestar 3 vehicle volumes is that the Charleston Plant [***]. As from such time, production of the Polestar 3 vehicle at the Chengdu Plant shall be limited to volumes serving the domestic Chinese market only, unless otherwise agreed by the Parties in writing (including pursuant to Section 5 (Good Faith Discussions)). 5. GOOD FAITH DISCUSSIONS 5.1 If (a) the [***] 5.2 Good faith discussions relating to [***]

7 6. MISCELLANEOUS 6.1 Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Agreement without the other Parties’ prior written consent. 6.2 Amendments or additions to this Agreement must, in order to be enforceable, be prepared in writing and signed by authorised representatives of each of the Parties. 6.3 Each Party shall treat as confidential and not disclose any information relating to the existence, subject matter or content of this Agreement. This clause shall not restrict or prevent disclosure by a Party of any information if and to the extent (i) the disclosure is required by law or applicable regulations, provided that the disclosing Party notifies the other Party prior to such disclosure, if such notification is allowed by law or regulations, or otherwise as soon as allowed by law or regulations, or (ii) such disclosure has been approved by the other Parties in advance in writing. With respect to item (i) above, the disclosing Party shall take reasonable and lawful actions to limit the extent of the disclosure. 6.4 Each Party shall bear its own costs for legal representation and all other costs and expenses incurred in connection with the negotiations, preparation and execution of this Agreement. 7. DISPUTE RESOLUTION AND APPLICABLE LAW 7.1 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration by three arbitrators in accordance with the Arbitration Rules of the SCC Arbitration Institute. The seat of the arbitration shall be Stockholm, Sweden, and the language of the proceedings shall be English. 7.2 All arbitral proceedings conducted pursuant to Section 7.1 above, all information disclosed and all documents submitted or issued by or on behalf of any of the disputing Parties or the arbitrators in any such proceedings as well as all decisions and awards made or declared in the course of any such proceedings shall be kept strictly confidential and may not be used for any other purpose than these proceedings nor be disclosed to any third party without the prior written consent of the Party to which the information relates or, as regards to a decision or award, the prior written consent of all the disputing Parties. 7.3 This Agreement shall be governed by and construed in accordance with the substantive laws of Sweden.

8 The Agreement becomes binding once it has been digitally signed by both Parties. Gothenburg, Gothenburg, 31 March 2026 31 March 2026 VOLVO CAR CORPORATION POLESTAR PERFORMANCE AB Fredrik Hansson, CFO Jonas Engström, COO ________________________ _______________________ Helen Hu, General Counsel Anna Rudensjö, General Counsel ________________________ _______________________

9 LIST OF APPENDICES Appendix 1: Financials Appendix 2: List of Removed content under the Development Agreements Appendix 3: List of delayed outstanding content under the Development Agreements Appendix 4: [***]

10 Appendix 1 – Financials 1[***] Appendix 2 – List of removed content under the Development Agreements [***]

11 Appendix 3 - List of delayed outstanding content under the Development Agreements [***]

12 Appendix 4 – [***]